Exhibit 21.01

Subsidiaries of the Registrant

Subsidiary	Jurisdiction of Incorporation or Organization

LeapFrog Canada, Inc.	Canada

Leapfrog (H.K.) Limited	Hong Kong

Leap Frog Toys (UK) Limited	England and Wales

Leap Japan Inc	Japan

NT2 LLC	Delaware

LF France, SAS	France